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     TAMPA, FLA., March 16, 1998 - Anchor Glass Container Corporation announced today that it has completed the private placement of $50,000,000 principal amount of its 9-7/8% Senior Notes due 2008.

     John J. Ghaznavai, Chairman and CEO said: "The proceeds of the sale of the Senior Notes will be used for expanding Anchor's capacity to meet growing customer needs and general corporate purposes. Pending such applications, the Company has used such proceeds to repay outstanding indebtedness under its existing revolving credit facility."

     Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States and is an indirect subsidiary of Consumers Packaging Inc., a Canadian glass manufacturer.


Contact:    John J. Ghaznavi
            Chairman and Chief Executive Officer
            Anchor Glass Container Corporation
            (813) 884-0000